EXHIBIT 99.2
TABLE 1
VECTOR GROUP LTD. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED NET INCOME
(Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2017	2017	2016	2016	2016	2016

Net income (loss) attributed to Vector Group Ltd.	$19,264	$26,811	$(4,227)	$4,599	$23,175	$24,015	$19,338

Change in fair value of derivatives embedded within convertible debt	(9,437)	(8,134)	(8,571)	(8,488)	(6,112)	(7,416)	(9,694)
Non-cash amortization of debt discount on convertible debt	14,978	13,426	12,053	10,905	10,167	9,170	8,286
Loss on extinguishment of debt	—	—	34,110	—	—	—	—
Litigation settlement and judgment expense (a)	4,104	102	1,585	17,650	—	—	2,350
Impact of MSA Settlement (b)	(1,826)	—	(895)	617	(370)	—	—
Impact of interest expense capitalized to real estate ventures, net	(1,108)	4,212	(445)	(3,322)	(3,276)	(1,315)	(3,520)
Restructuring expense	—	—	—	—	—	—	41
Douglas Elliman Realty, LLC purchase accounting adjustments (c)	(1,508)	251	321	2,489	1,511	581	476
Total adjustments	5,203	9,857	38,158	19,851	1,920	1,020	(2,061)

Tax expense related to adjustments	(2,357)	(3,944)	(15,492)	(8,060)	(780)	(424)	858
Adjusted Net Income attributed to Vector Group Ltd.	$22,110	$32,724	$18,439	$16,390	$24,315	$24,611	$18,135

Per diluted common share:

Adjusted Net Income applicable to common shares attributed to Vector Group Ltd.	$0.16	$0.24	$0.13	$0.12	$0.18	$0.18	$0.13

a. Represents accruals for settlements of judgment expenses in the Engle progeny tobacco litigation.

b.	Represents the Company's tobacco segment's settlement of a long-standing dispute related to the Master Settlement Agreement.

c.
Represents 70.59% of purchase accounting adjustments in the periods presented for assets acquired in connection with the increase of the Company's ownership of Douglas Elliman Realty, LLC, which occurred in 2013.

TABLE 2
VECTOR GROUP LTD. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED NET INCOME
(Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Year Ended December 31,
	2016	2015	2014	2013	2012

Net income attributed to Vector Group Ltd.	$71,127	$59,198	$36,856	$37,300	$30,675

Acceleration of interest expense related to debt conversion	—	—	5,205	12,414	14,960
Change in fair value of derivatives embedded within convertible debt	(31,710)	(24,455)	(19,409)	(18,935)	7,476
Non-cash amortization of debt discount on convertible debt	38,528	27,211	51,472	36,378	18,016
Loss on extinguishment of 11% Senior Secured Notes due 2015	—	—	—	21,458	—
Litigation settlement and judgment expense (a)	20,000	20,072	2,475	88,106	—
Impact of interest expense capitalized to real estate ventures, net	(11,433)	(9,928)	—	—	—
Impact of MSA Settlement (b)	247	(4,364)	(1,419)	(11,823)	—
Interest income from MSA Settlement (c)	—	—	—	(1,971)	—
Pension settlement charge	—	1,607	—	—	—
Gain on acquisition of Douglas Elliman Realty, LLC (d)	—	—	—	(60,842)	—
Restructuring expense	41	7,257	—	—	—
Adjustment to reflect additional 20.59% of net income from Douglas Elliman Realty, LLC (e)	—	—	—	8,557	5,947
Out-of-period adjustment related to Douglas Elliman acquisition in 2013 (f)	—	—	(1,231)	—	—
Douglas Elliman Realty, LLC purchase accounting adjustments (g)	5,057	5,303	6,019	1,165	—
Gain on liquidation of long-term investments	—	—	—	—	—
Gain on townhomes	—	—	—	—	—
Total adjustments	20,730	22,703	43,112	74,507	46,399

Tax (expense) benefit related to adjustments	(8,416)	(9,447)	(17,827)	(29,467)	(19,332)
One-time adjustment to income tax expense due to purchase accounting (h)	—	—	1,670	—	—

Adjusted Net Income attributed to Vector Group Ltd.	$83,441	$72,454	$63,811	$82,340	$57,742

Per diluted common share:

Adjusted Net Income applicable to common shares attributed to Vector Group Ltd.	$0.62	$0.54	$0.52	$0.72	$0.52

a. Represents accruals for settlements of judgment expenses in the Engle progeny tobacco litigation.

b.	Represents the Company's tobacco segment's settlement of a long-standing dispute related to the Master Settlement Agreement.

c.	Represents interest income from the Company's tobacco segment's settlement of a long-standing dispute related to the Master Settlement Agreement.

d.	Represents gain associated with the increase of ownership of Douglas Elliman Realty, LLC.

e.
Represents 20.59% of Douglas Elliman Realty LLC's net income from January 1, 2013 to December 13, 2013 and the years ended December 31, 2012 and 2011. On December 13, 2013, the Company increased its ownership of Douglas Elliman Realty, LLC from 50% to 70.59%. Consequently, after December 13, 2013, the Company includes an additional 20.59% of Adjusted Net Income from Douglas Elliman Realty, LLC in the Company's Adjusted Net Income.

f.
Represents an out-of-period adjustment related to a non-accrual of a receivable from Douglas Elliman in the fourth quarter of 2013 and would have increased the Company’s gain on acquisition of Douglas Elliman in 2013.

g.
Represents 70.59% of purchase accounting adjustments in the periods presented for assets acquired in connection with the increase of the Company's ownership of Douglas Elliman Realty, LLC, which occurred in 2013.

h.
Represents adjustments to income tax expense due to a change in the Company's marginal income tax rate from 40.6% to 41.35% as a result of its acquisition of 20.59% of Douglas Elliman Realty, LLC on December 13, 2013.